Exhibit 99.1

Compass Diversified Announces Definitive Agreement to Sell Sterno’s Food Service Business for $292.5 Million and Accelerate Deleveraging
WESTPORT, Conn., March 30, 2026 (GLOBE NEWSWIRE) -- Compass Diversified (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle-market businesses, today announced that it has entered into a definitive agreement to sell the food service business of its majority-owned subsidiary, SternoCandleLamp Holdings, Inc. (“Sterno”), to Archer Foodservice Partners (“Archer”), a leading provider of foodservice consumables and parent entity of companies Handgards, Inno-Pak, and Fineline Settings, and a portfolio company of Wynnchurch Capital, L.P. (“Wynnchurch”).
Under the terms of the agreement, Archer will acquire Sterno’s food service business for an enterprise value of $292.5 million, subject to customary working capital and other adjustments. In 2025, the business to be sold generated subsidiary adjusted EBITDA of approximately $30.3 million. This figure includes certain shared overhead expenses that will remain following the transaction.
The Company will use the net proceeds from the transaction to repay outstanding debt. Following the closing of the transaction and the anticipated repayment of senior secured indebtedness, CODI expects its senior secured net leverage ratio to fall below 1.0x. Following the anticipated repayment, CODI also expects to avoid fees associated with excess leverage under its senior secured indebtedness beyond June 30, 2026.
Following the transaction, CODI will retain Sterno’s home fragrance business, which will continue to operate under the Rimports name. Headquartered in Provo, Utah, Rimports is a leading manufacturer and distributor of branded and private-label home fragrance products.
“This transaction is a critical step in reducing leverage at CODI and reflects our commitment to taking decisive action — strategically selling businesses, rapidly deleveraging the balance sheet and addressing the gap between the market price and our intrinsic value,” said Elias Sabo, Chief Executive Officer of Compass Diversified. “Sterno has been a valuable part of CODI for more than a decade, and this agreement reflects the quality of the business the team has built. We thank Sterno’s employees for their hard work and dedication, and we believe the business is well positioned for continued success in its next chapter.”
Geoffrey J. Feil, Chief Executive Officer of Sterno, added, “It has been a great privilege to lead the Sterno business. With a brand whose roots date back over 125 years, Sterno has a rich history as the most reliable source of portable heat and the clear choice for chefs, caterers, home entertainers, campers, and even those serving our country overseas during World Wars I and II. The business is stronger than ever and well-positioned for continued success. I am grateful to all of the employees for their hard work and dedication to the business. While I will miss leading Sterno, I am also excited to continue to partner with Compass Diversified and to turn my full attention to building a leader in the home fragrance and décor space with Rimports.”

The transaction is subject to customary closing conditions, including applicable regulatory approvals, and is expected to close in May 2026.
Raymond James is serving as financial advisor to CODI, and Brownstein Hyatt Farber Schreck, LLP is serving as legal counsel.
About Compass Diversified (“CODI”)
CODI leverages its permanent capital base and long-term disciplined approach, maintaining controlling ownership interests in each of its subsidiaries and maximizing its ability to impact long-term cash flow generation and value creation. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and seeks to generate strong returns through its culture of transparency, alignment and accountability.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation, expectations with respect to the sale of Sterno. Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as “believe,” “expect,” “may,” “could,” “would,” “plan,” “intend,” “estimate,” “predict,” “future,” “potential,” “continue,” “should” or “anticipate” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. These statements are based on beliefs and assumptions by management, and on information currently available to management. These statements involve risk and uncertainties that could cause actual results and outcomes to differ, perhaps materially, including but not limited to: the risk that the sale of Sterno may not be completed in a timely manner or at all; risks associated with the disposition of Sterno generally, such as the inability to obtain, delays in obtaining, or the imposition of burdensome conditions imposed in connection with obtaining regulatory approval and the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement entered into for the disposition of Sterno; the risks to the Company’s financial condition associated with the fees that will be incurred under its senior credit facility if leverage is not reduced prior to the milestone dates set forth in the senior credit facility; and the effect of the announcement or pendency of the sale on Sterno’s or Rimport’s business relationships, performance, and business generally. . Please see CODI’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 27, 2026 for other risk factors that you should consider in connection with such forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date such statements have been made. Except as required by law, CODI undertakes no public obligation to update any forward-looking statements to reflect events, circumstances, or new information after the date of this press release, or to reflect the occurrence of unanticipated events.
Investor Relations
Compass Diversified
irinquiry@compassdiversified.com

Net Income (Loss) from Continuing Operations to Non-GAAP Consolidated Adjusted EBITDA Reconciliation
(Unaudited)

	Year ended December 31, 2025
(in thousands)	Sterno Food Service	Rimports	Sterno Group
Net income from continuing operations	$11,341	$15,542	$26,883
Adjusted for:
Provision (benefit) for income taxes	7,766	54	7,820
Interest expense, net	—	—	—
Intercompany interest	8,238	—	8,238
Depreciation and amortization	1,797	12,522	14,319
EBITDA	29,142	28,118	57,260
Other (income) expense	30	(433)	(403)
Non-controlling shareholder compensation	1,158	—	1,158
Other	—	391	391
Adjusted EBITDA	$30,330	$28,076	$58,406